Exhibit 99.3

Project Lynx Investor Call Script - September 12, 2018

Operator - [Introductions]

BRIAN SHIPMAN, SVP, INVESTOR RELATIONS

SLIDE 2

Thank you operator, and good afternoon everyone. Before we begin, I would like to point out that the slides referred to on today’s call can be found on the Investor Relations section of our website at hmhco.com.

Before we begin, I encourage you to review the cautionary statement on slide 2, which explains the risks of forward-looking statements and the use of non-GAAP financial measures in the slide presentation, and on today’s call. Please refer to our most recent SEC filings, including today’s 8-K for information about these risks. We disclaim any obligation to update our forward-looking statements.

This afternoon, Jack Lynch, Houghton Mifflin Harcourt’s President and Chief Executive Officer, and Joe Abbott, HMH’s Chief Financial Officer will provide a brief overview of the strategic rational and financial impact from today’s announcement regarding our intention to divest the Riverside Clinical and Standardized Testing portfolio. With that, I’ll now turn the call over to Jack. Jack?

JACK LYNCH, PRESIDENT AND CEO:

SLIDE 3

Thank you Brian and thank you everyone for joining us to discuss today’s announcement. As you have read in the press release we issued earlier today, HMH has announced a definitive agreement to divest its Riverside Clinical and Standardized Testing portfolio to Alpine Investors for $140 million.

Today’s announcement signifies an important step forward for our Company, as we continue to execute against our 2020 strategy and transform into a Learning Company.

For those not familiar with the Riverside portfolio, its product lines include the well-regarded brands in the Woodcock-Johnson family, the Cognitive Abilities Test, Iowa Assessments, and the distribution of Battelle Developmental Inventory amongst other assets. While the offerings have enduring legacies, the portfolio is not tied directly to our core goal of building integrated classroom solutions for K-12 educators and students.

Importantly, HMH will retain assessment solutions critical to effective differentiation of classroom instruction, including Reading Inventory, Math Inventory, Phonics Inventory and Reading Counts.

As we continue to refine our portfolio and product roadmap to ensure a sharp focus on improving learning outcomes, we have made the strategic decision to divest the Riverside business lines. The proceeds from this transaction will give us the opportunity to accelerate our investments in the faster growing Extensions market.

SLIDE 4

To give you some additional context, Riverside is a provider of clinical, summative achievement, and other non-formative assessment. Thus, as we took a strategic look at the business, it became clear that the Riverside portfolio fell outside of our core Learning Company strategy.

Additionally, Riverside Billings growth has been well below the low to mid-single digit growth opportunity we see in the broader Extensions marketplace.

The $135 million in net proceeds that we will generate from this transaction puts us in a position to accelerate investments in our Extensions business, which could also further accelerate future Billings growth. Recall that Extensions has performed well to date, as we experienced 10% growth in billings in the first half of this year which we discussed on our last earnings call.

SLIDE 5

The divestiture of the Riverside portfolio is an important step in the execution of our 2020 goals against our three strategic pillars. As I have said before, we are actively evolving from a publishing company focused on great content to a learning company focused on great student outcomes. This evolution is driven by the execution of our three strategic pillars. Number one, enhance and extend the Core - strengthening our core basal business, while investing in faster growing higher margin Extensions of that business. Number two, as a leader in both Core and Extensions, we are developing integrated solutions that will deliver value for our customers. And number three, achieve operational excellence to enhance our overall results.

The extensions market is a $6 billion market that is growing in the low to mid-single digits every year. While we already have approximately ten percent share of this market with our existing Extensions businesses, we see ample room for further growth as this portion of the market remains highly fragmented. As we continue to execute our strategy, we will be looking for both organic and inorganic opportunities to deploy capital to capture an increasing share of this exciting market.

As a leader in both core and extensions, we are developing integrated solutions that we believe will deliver value to educators and our shareholders.

With that, I will turn the call over to Joe, who will provide you a brief update on the financial impact of the divestiture.

JOE ABBOTT, CHIEF FINANCIAL OFFICER:

Thanks Jack. As Jack mentioned, this is an exciting step forward for our Company, as we continue to effectively manage and transform our business into a leading Learning Company focused on creating Integrated Solutions for educators.

The Riverside portfolio generated billings of approximately $80 million in 2017, with historical billings performance well below the low to mid-single digit growth opportunity we see in the broader Extensions marketplace. Therefore, we expect the divestiture of Riverside to be accretive to our Billings growth rate and we expect only a de minimis impact on our pro forma margins beyond 2018 as we move into the peak of our business cycle.

We expect approximately $135 million in net proceeds from this divestiture, after transaction fees and expenses, and we expect our net operating loss carryforwards to fully offset any taxable gains from the sale. As Jack mentioned, we intend to reinvest the net proceeds to grow and strengthen our Extensions portfolio, accelerating the execution of our strategy.

By our third quarter earnings call, we will adjust our historical and year-to-date results to treat Riverside as a discontinued operation, and we will update 2018 financial guidance to clearly reflect the impact of the divestiture. We expect the transaction to close by early in the fourth quarter.

Now, we will turn the call back over to the operator to open up the line for questions. Operator?